Exhibit 10.5

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

(1)	SPORTS INFORMATION SERVICES LIMITED

(2)	CROWN GAMING INC.

AGREEMENT FOR THE PROVISION OF
A SPORTS BETTING SOLUTION

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

THIS AGREEMENT is made on the last date of signature of the Parties below (“Commencement Date”)

BETWEEN:

(1)	SPORTS INFORMATION SERVICES LIMITED, a company registered under the laws of Malta with company ID C 58381 whose registered office is at Level 3, Quantum House, Abate Rigord Street, Ta’Xbiex, XBX1120, (the “Supplier”); and

(2)	CROWN GAMING INC, a company registered under the laws of Delaware, with principal offices at 125 Summer Street, Boston, Massachusetts 02110 USA (the “Client”)

both hereafter referred to as “Parties”, or individually as a “Party”.

BACKGROUND:

The Supplier is a supplier of sports betting solutions to business-to-consumer operators, and possesses the licences, technology, infrastructure and personnel for such purpose.

IN CONSIDERATION OF THE ABOVE, both Parties have agreed as follows:

1.	DEFINITIONS

In this Agreement, unless the context otherwise requires, the following definitions apply:

“Affiliate” means, with respect to each Party, any entity which directly or indirectly Controls, is Controlled by or under common Control with such Party from time to time and for this purpose “Control” has the meaning set out in s1124 Corporation Tax Act 2010;

“Agreement Personal Data” means Personal Data (as defined under the definition of “Data Protection Laws”) Processed pursuant to the terms of this Agreement;

“Applicable Law” means all applicable laws, orders, regulations, legal requirements (including the applicable codes, regulations, licence conditions and standards of all Gaming Authorities), and codes having legal effect, in each case in force at the relevant time;

“Business Days” means a day that is not a Saturday, Sunday or public or bank holiday in England and/or U.S.;

“Change of Law” means the coming into effect of a new Applicable Law or a change in Applicable Law after the Commencement Date;

“Commission” shall have the definition given to it in Schedule 1.

“Competent Authority” means any court of competent jurisdiction, but excluding any Gaming Authority;

“Confidential Information” means all knowledge or materials of a Party which is disclosed or otherwise comes into the possession of the other Party, whether before or after the Commencement Date, which is of a confidential nature including the Fees, the terms of this Agreement, the technology used by the Supplier, the trade secrets of each Party, any information relating to each Party’s product plans, designs, ideas, concepts, costs, prices, finances, marketing plans, business opportunities, personnel, research, development or know-how and any other technical or business information of each Party;

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

“Customer” means an individual who (i) has registered as a player of the Client’s Gaming Platform for the purpose of placing sports bets through the Service, and (ii) has accepted Client’s standard end user license agreement or terms of use, which may change from time to time;

“Customer Data” means any and all personal information relating to an identified Customer;

“Data Protection Laws” means the EU Data Protection Directive 95/46/EC (and applicable laws which implement that legislation) from 25 May 2018 which replace the above, including the General Data Protection Regulation, The Privacy and Electronic Communications (EC Directive) Regulations 2003 and all applicable laws which replace it, including the e- Privacy Regulation and all applicable laws and regulations relating to processing of personal data and privacy in any jurisdiction where either the Client or the Supplier operates, including where applicable the guidance and codes of practice issued by the relevant Supervisory Authority;

Any reference in this Agreement to “Data Controller”, “Joint Controller”, “Data Processor”, “Data Subjects”, “Personal Data”, “Process”, “Processed”, “Processing” and “Supervisory Authority” shall have the meaning set out in, and will be interpreted in accordance with;

(a)	in respect of Processing undertaken on or before 24 May 2018, the EU Data Protection Directive 95/46/EC;

(b)	in respect of Processing undertaken on or after 25 May 2018, the General Data Protection Regulation (EU) 2016/679 (“GDPR”); and

(c)	in respect of Processing undertaken on or after the date on which Laws comes into force that, in respect of the United Kingdom (particularly once it leaves the EU), replaces the General Data Protection Regulation (EU) 2016/679, those Laws;

“Data Security Incident” means

(a)	a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Agreement Personal Data transmitted, stored or otherwise Processed; or

(b)	a discovery or reasonable suspicion that there is a vulnerability in any technological measure used to protect any Agreement Personal Data that has previously been subject to a breach within the scope of paragraph ?(a), which may result in exploitation or exposure of that Agreement Personal Data; or

(c)	any defect or vulnerability with the potential to impact the ongoing resilience, security and/or integrity of systems Processing Agreement Personal Data;

“Excusable Cause” has the meaning set out in Schedule 4;

“Fees” means the fees and other costs payable to the Supplier, as specified in Schedule 1;

“Force Majeure Event” means any act, event, omission or accident beyond the reasonable control of a Party, including war, riot, fire, flood, storm and telecommunications malfunction or unavailability;

“Free Bet” means a bet that is placed by a Customer using virtual money tokens granted through the Supplier’s bonus tool;

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

“Gaming Approval” means any and all approvals, authorisations, licences, transactional waivers, permits, consents, findings of suitability, registrations, clearances, exemptions of or from a Gaming Authority, including those relating to the offering or conduct of relevant gambling and gambling activities;

“Gaming Authority” means any governmental, regulatory and/or administrative authority, agency, commission, board, body or other regulatory body or agency that has jurisdiction over (or is responsible for or involved in the regulation of) gambling, or gambling activities of either Party and/or any of its Affiliates from time to time;

“Gaming Tax” means any statutory, state or federal gaming tax, duty or levy imposed on a Party or any of its Affiliates in respect of any gaming or betting activity by Customers on the Client’s Gaming Platform in accordance with this Agreement and excludes, for the avoidance of doubt, any licence fees or costs payable in connection with any Gaming Approval;

“General Terms” means these general terms and conditions;

“Good Industry Practice” means the exercise of the degree of skill, competence, diligence, prudence and foresight which could reasonably and ordinarily be expected from a skilled and experienced person complying with the applicable legal requirements and practice, engaged in the same type of undertaking under the same or similar circumstances as the relevant Party;

“Gross Gaming Revenue” or “GGR” means Stakes MINUS Payouts;

“In-Play Event” means all live events on which a Customer is able to place a bet.

“Initial Live Launch” means the day that the Service is first made available to Customers in all of the Initial Territories and the requirements of paragraph 2.2 of Schedule 2 have been met for all the Initial Territories;

“Initial Period” means a period commencing on the Commencement Date and ending 5 years after the Initial Live Launch;

“Initial Territories” means New Jersey;

“Insolvency Event” means a Party: (i) being unable to pay its debts as they fall due; (ii) giving notice under section 84 Insolvency Act 1986 of, or proposing or passing a resolution for, its winding up (iii) having a winding-up order made, or a notice of striking off filed in respect of it; (iv) having an administration order made in respect of it; and/or (v) ceasing to trade;

“Intellectual Property Rights” or “IPR” means all intellectual property rights, including patents (pending or granted), rights to inventions, moral rights, know-how, registered designs, copyrights and related rights, rights in computer software, database rights, design rights, trademarks, service marks, and domain names (in all cases whether or not the right is registered, and including applications and the right to apply for registration of any such rights) and all rights and forms of protection of a similar nature or having similar effect to any of these which may subsist anywhere in the world, in each case for their full term and together with any extensions or renewals;

“Integrity Fees” means any league, sport or like integrity fee imposed on a Party in respect of any gaming or betting activity by Customers on the Client’s Gaming Platform in accordance with this Agreement, where that fee is mandated by Applicable Law;

“Joint Controller” means where the Parties jointly determine the purposes and means of Processing, as set out in clauses 7.6 and 7.7;

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

“Client’s Gaming Platform” means the platform used by the Client, over which gaming and betting transactions with Customers are conducted, including, without limitation, back-office, websites, mobile platforms or other means of remote communication;

“Losses” means claims, demands, losses, damages, liabilities, costs and expenses;

“Minimum Revenue Guarantee” means [***];

“Net Gaming Revenue” or “NGR” is [***];

“New Territories” any new territories that are approved by the Supplier after following the process described in clause 3.5;

“New Territory Live Launch” means the day that the Service is first made available to Customers in a New Territory and the requirements of paragraph 2.2 of Schedule 2 have been met for the New Territory;

“Operational Issue” means any error in relation to the prices, odds, results, translations or other related data in the system of the Supplier (excluding, for the avoidance of doubt, any Risk Management decision taken by the Supplier and any Software Errors);

“Payouts” means any payouts (including Stakes) on placed real money bets (except payouts made in respect of Free Bets);

“Restricted Territories” means any territory identified as such by the Supplier from time to time, including:

(a)	any country or US State which prohibits (or in the future adopts legislation that prohibits) the offering of online gambling to its residents or to any person within such country or US State;

(b)	any territory for which the Client does not hold the licenses, permits or any Gaming Approval(s) required to offer the Client’s Gaming Platform or services (incorporating the Service) as of the Commencement Date and until Client obtains the required licenses, permits or any Gaming for such territories; and/or

(c)	any territory in for which the Supplier does not hold the licenses, permits or relevant Gaming Approval(s) required to legally offer the Service to the Client.

“Risk Management” means the monitoring and management of risk exposure as considered by the Supplier, taking into account its obligations under Applicable Law;

“Risk Management Data” means the data necessary for the conduct of Risk Management, including Customer’s username, age, gender, city, first part of post code, currency, language, country of residence, IP address, last method of deposit and account balance, and bet history;

“Service” means the sports betting services delivered by the Supplier, as described in Schedule 2 (Service);

“Services Terms” means the terms and conditions set out at Schedule 2;

“Service Level Agreement” or “SLA” means the document set out at Schedule 4;

“Service Levels” means the service levels set out in the SLA;

“Side Letter” means the side letter entered into by the Parties on 21 February 2018;

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

“Software Error” has the meaning given to it in paragraph 5.4 of the Service Terms;

“Stakes” means any amount placed on a bet by a Customer (except Free Bets);

“Standard Contractual Clauses” means the EU standard contractual clauses established for the transfer of personal data to third countries pursuant to a European Commission under the EU Directive (95/46/EC), as amended/updated or replaced from time to time;

“Supervisory Authority” has the meaning set out in the Data Protection Laws;

“Supplemental Terms” means the relevant supplemental terms and conditions set out at Schedule 3;

“Supplier Fair Processing Wording” means the Supplier fair processing wording which is provided to the Client for inclusion in the Client’s privacy notice wording which is provided to Data Subjects;

“Tax” or “Taxes” means all forms of taxation, duties, levies, rates, contributions and imposts, and without prejudice to the generality of the foregoing, includes Gaming Tax, as well as all penalties, charges, fines and interest included in or related to any tax assessment;

“Term” means the period from the Commencement Date to the Termination Date;

“Term Sheet” means the term sheet entered into by the Parties, dated December 15, 2017;

“Termination Date” means the date of termination or expiry of this Agreement for any reason;

“Territories” means the Initial Territories and any New Territories, and shall include countries and individual US States;

“Third Party” means any entity that is not the Client, the Supplier or any Affiliate;

“Third Party Claim” means any claim, allegation or proceeding made or initiated by a Third Party against a Party as a result of a breach of this Agreement by the other Party, excluding claims or demands by Customers for winnings or other payouts resulting from Operational Issues or Software Errors;

“Third Party Provider” means any third party provider engaged by the Supplier in order to provide the Service as notified to the Client;

“Third Party Services” means either: (i) those services provided to the Supplier by a Third Party Provider; or (ii) those services provided by the Supplier based on services provided to the Supplier by a Third Party Provider, which the Supplier then makes available to the Client; and

“VAT” means: (i) Value Added Tax in the UK; and (ii) analogous product and services taxes in other jurisdictions.

2.	INTERPRETATION AND STRUCTURE

Unless otherwise expressly stated the following rules of interpretation apply in this Agreement:

2.1	Words in the singular include the plural and vice versa.

2.2	All times are Central European Time, unless otherwise specified.

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

2.3	Any reference to a Party includes the Party’s representatives, respective successors or permitted assigns of the original Parties, and any reference to the Client includes the Client’s Affiliates.

2.4	Any words that follow “include”, “including” or “in particular” or any similar words and expressions shall be construed as illustrative only and shall not limit the sense of any word, phrase, term, definition or description preceding those words.

2.5	If there is an inconsistency between any of the provisions of the General Terms, the Service Terms, the Supplemental Terms and the SLA, the provisions of the General Terms shall prevail.

2.6	A reference to a statute or statutory provision includes that statute or statutory provision as amended, modified or replaced (before, on or after the date of this Agreement).

3.	THE OFFER OF THE SERVICE

3.1	Except as otherwise provided for herein, the Supplier hereby agrees to provide the Service to the Client on a non-exclusive basis for the Term, and to make available the Service to its Customers in the Territories, solely through the Client’s Gaming Platform.

3.2	Except as otherwise provided for herein, the Client shall not resell, sub-license, disclose, disassemble, decompile, transfer, route or distribute the Service or provide the Service (in whole or in part) to any Third Party without the Supplier’s prior written consent.

3.3	The Client shall be responsible for the publication and management of content on the Gaming Platform including the placement of any Intellectual Property Rights (whether owned by the Client or by a Third Party).

3.4	The Supplier acknowledges that the Client may, during the Term, permit each of its Affiliates, to make available the Service solely through the Client’s Gaming Platform on domains owned and controlled by the Client’s Affiliates, provided that the Client: (i) has notified the Supplier of the identity of each Affiliate; (ii) has taken any action reasonably requested by the Supplier to facilitate the additional provision of the Service; (iii) ensured that each Affiliate has complied with any requirements imposed by a Gaming Authority; and (iv) the Supplier explicitly agrees in writing to the specific Affiliate utilising or making use of the Service.

3.5	Gaming Approvals and Territory Assessment.

3.5.1	In addition to the Initial Territories, subject to this clause 3.5, the Supplier agrees to provide the Service to the Client in any territory requested by the Client in writing (which shall include the Supplier acquiring any necessary and appropriate operating licences (save any approvals for online horse racing, except where otherwise agreed in writing), testing lab certificates and any other necessary approvals). [***] It is understood that some of the information which Supplier requires for a Territory Assessment may be unknown at the time when Client requests the Supplier to offer the Service in a New Territory, and that such assessment will still occur on a best-efforts basis. [***] Where the Supplier is to provide the Service in a new territory then the Parties shall in good faith discuss and agree upon a launch plan, following the process described in paragraph 2 of Schedule 2 and that new territory shall be a “New Territory”. [***]

3.6	At Supplier’s sole expense (except as set forth in the Side Letter), the Client shall provide such guidance, direction and introductions (including to lawyers and regulators) as may be reasonably required and notified to the Client by the Supplier from time to time for any US States that are being considered by the Parties for the Service at that point in time.

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

3.7	The Supplier and the Client agree to work together in good faith to prepare for the potential liberalisation of sports betting services in the US to achieve (where possible, and subject to clause 3.5 above) service readiness prior to the date on which the relevant service may be legally offered to end customers in the relevant US State.

3.8	The Supplier recognizes that Client is making significant investments in public policy initiatives in the USA towards the objective of offering its services in additional jurisdictions on commercially reasonable terms.

3.9	In the event Client undertakes to make certain live events available through the Service, Client acknowledges that it may be required to contract for such events directly from independent Third Parties (such live events and third parties including, as a minimum, IMG for events relating to ATP, WTA and Challenger series events).

3.10	[***]

4.	EXCLUSIVITY

4.1	The Client, subject to clauses, 4.2 and 4.4 shall (and shall procure that its Affiliates shall) appoint the Supplier as its exclusive provider and therefore shall use the Supplier exclusively for the provision of sports betting services and side services including any service that forms part of the Service from time to time), for the Term. The exclusivity restrictions in this clause 4.1 shall apply to the Initial Territories from the Commencement Date, and to any New Territories from the New Territory Launch Date for each New Territory. In the event the Client serves notice to the Supplier under clause 11.1, then the exclusivity provisions contained in this Agreement shall no longer apply.

4.2	There shall be no exclusivity for any territory in respect of which the Supplier has concluded (in accordance with clause 3.5) and notified the Client in writing, that it is not viable for the Supplier to provide its sports betting services in that territory.

4.3	The provision of the Service in respect of horse racing shall be non-exclusive in: (i) any US States; and (ii) the UK, provided the supplier of the horse racing service in the UK is Churchill Downs or another comparable supplier agreed by the Parties in writing.

4.4	[***]

5.	WARRANTIES

5.1	Each Party warrants, represents and undertakes to the other Party that:

5.1.1	it has all necessary rights and authority to enter into this Agreement and this Agreement is executed by a duly authorised representative of that Party;

5.1.2	this Agreement will, when executed by that Party, constitute lawful, valid and binding obligations of it in accordance with its terms; and

5.1.3	the entering by it into this Agreement and the performance thereof, will not conflict with, or breach any other agreement or licence to which it is a party.

5.2	The Client agrees that it has disclosed to the Supplier its position regarding all applicable Taxes in relation to its business and the business of its Affiliates and that it will notify the Supplier immediately in the event that its position regarding applicable Taxes changes

6.	FEES

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

6.1	The Client shall pay undisputed Fees to the Supplier monthly in arrears free of any deductions and withholdings. If any deduction or withholding is required by Applicable Law, the Client shall pay to the Supplier such increased amount so as to cover such deduction or withholding.

6.2	All sums made payable pursuant to this Agreement are exclusive of VAT and any VAT chargeable in respect of the Fees shall be paid by the Client to the Supplier in addition to such sums.

6.3	Subject to clause 6.4, the undisputed Fees shall be settled in full by the Client within thirty (30) days from date of receipt of an invoice to the Supplier’s bank account as detailed on the invoice.

6.4	The Client must notify the Supplier in writing within thirty(30) days of receipt of an invoice if the Client considers such invoice incorrect or invalid for any reason.

7.	DATA PROTECTION

DATA CONTROLLERS

7.1	The Parties acknowledge and agree that:

7.1.1	each party is a Data Controller in its own right in the course of its own business, in particular as it relates to Personal Data not relevant to this Agreement.

7.1.2	(save for as set out in clauses 7.5 below) The Supplier and the Client will each act as separate Data Controllers in respect of the Agreement Personal Data.

7.2	The Parties acknowledge and agree that as Data Controllers of the Agreement Personal Data, that they will:

7.2.1	at all times Process the Agreement Personal Data in accordance with their respective obligations under the Data Protection Laws, implementing appropriate security measures to protect the Personal Data;

7.2.2	to the extent that there is a transfer of Agreement Personal Data outside of the European Economic Area, prior to any such transfer taking place, the transferring party will first enter into the appropriate Standard Contractual Clauses, or use such other European Commission approved mechanisms to enable such international transfers to take place in accordance with Data Protection Laws;

7.2.3	notify the other party (within 3 days of receipt) if it receives a complaint or request from a Data Subject or any third party relating to the Processing of Agreement Personal Data Processed by the other party;

7.2.4	promptly cooperate with, and/or assist the other party in relation to any reasonable request for cooperation and/or assistance and/or the provision of information relating to its Processing of the Agreement Personal Data, including in relation to responses to requests from Data Subjects to exercise their rights under the Data Protection Laws or as may be reasonably necessary in the event of a Data Security Incident;

7.2.5	not do anything (whether by act or omission) which would cause the other to breach any of its obligations as a Data Controller under any relevant Data Protection Laws; and

7.2.6	not do anything which may damage the reputation of the other as it may relate to the Processing of Agreement Personal Data.

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

7.3	The Supplier further acknowledges and accepts that when Processing the Agreement Personal Data, in accordance with clause 7.2 above, it shall always Process the Agreement Personal Data for the purposes described of providing the Service and its obligations under this Agreement.

7.4	In accordance with the obligation set out in clause 7.2.4 above, the Client shall, were requested by the Supplier, provide the Supplier’s fair processing notice to the Data Subjects whose Agreement Personal Data is Processed pursuant to the provision of the Service to the Client under this Agreement. The Supplier Fair Processing Wording is to be provided with, or included within the Client fair processing notice the Client is required to provide to Data Subjects in compliance with the Client’s own Data Protection Law obligations.

7.4.1	Ahead of the introduction of the GDPR, the Supplier shall provide Supplier Fair Processing Wording to the Client so that it may be provided to Data Subjects before the introduction of the GDPR on 25 May 2018;

7.4.2	In the event that Supplier requires its Supplier Fair Processing Wording to be changed, it shall provide the revised wording to the Client at least 1 (one) calendar month in advance of the change that the Supplier wishes to make to allow the Client time to update the necessary sections of the Client fair processing wording, or documentation.

7.5	The Parties acknowledge that while the Supplier Processes Agreement Personal Data in the Supplier’s possession, the Agreement Personal Data is pseudonymised. As such, in the event that a Data Subject rights request is received by the Supplier, the Supplier would require further information in order to respond to such requests, which information the Supplier is not obliged to request from the Client. However, where that additional information is provided to the Supplier by a Data Subject, then the Supplier may need further information and/or require further assistance (in accordance with clause 7.2.4 above) from the Client to respond to such requests.

JOINT CONTROLLERS

7.6	Where the Parties jointly determine the purpose and means of Processing of Agreement Personal Data and/or where those determinations impact a Data Subject, the Parties will be Joint Controllers of the Agreement Personal Data.

7.7	The Parties acknowledge and agree that they shall be acting as Joint Controllers of the Agreement Personal Data where the Client and the Supplier specifically discuss and agree:

7.7.1	to place a Customer(s) within a different betting risk profile;

7.7.2	to revise (either up or down) a Customer’s betting limit; and/or

7.7.3	the specific guidelines and risk parameters to be used for making decisions on the profitability of a given player in light of any specific insight which the Client may have about that Customer.

7.8	Where the Parties act as Joint Controllers, they agree that:

7.8.1	they will comply with the obligations laid out in clause 7.2 above;

7.8.2	in the event that a Data Subject rights request is received, it shall be the responsibility of the Client to respond to such a request given that the Supplier only Processes pseudonymised Agreement Personal Data. Accordingly, the Client shall be responsible for responding to any such Data Subject rights request and the Supplier shall cooperate and provide assistance, as required, per the obligation set out in clause 7.2.5 above;

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

7.8.3	in the event that a Data Security Incident arises, the party that first becomes aware of the Data Security Incident shall notify the other party without undue delay, and in any event within 48 hours of becoming aware of the Data Security Incident and the Parties shall cooperate and provide assistance in resolving and/or addressing the Data Security Incident, as set out in clause 7.2.5. In particular:

7.8.3.1	the Parties shall work together to assess the cause of the Data Security Incident and identify appropriate technical and organisational measures to prevent such an incident from happening again; and

7.8.3.2	without impacting on each Party’s own obligation under Data Protection Law, assessing the need to report the Data Security Incidents to any Supervisory Authority and/or Data Subjects.

7.9	At the end of this Agreement, the Parties agree that each Party shall be entitled to retain a copy of the Agreement Personal Data (subject to their compliance with Data Protection Laws), and that on termination of the Agreement each party will be separately liable for the Agreement Personal Data that they continue to Process as separate and independent controllers of the Agreement Personal Data.

7.10	Any and all Customer Data and all rights in the Customer Data shall belong exclusively and at all times to the Client.

7.11	Unless otherwise agreed, neither the Client (nor any of its Affiliates) shall communicate or otherwise make available Customer Data to the Supplier.

7.12	Nothing in this clause 7 shall restrict the Supplier in the proper fulfilment of its obligations under this Agreement. The Client accepts and recognises i) that the Supplier may use Risk Management Data for the purposes contemplated in this Agreement, and ii) that the categories of Risk Management Data may need to be modified as reasonably requested by the Supplier. The Risk Management Data shall be shared only with the Client and not with any Third Party.

7.13	The Client acknowledges and accepts that the Service involves setting cookies (first party, session, persistent and also cookies controlled by Third Parties) that may be placed in Customers’ device(s) and collecting information necessary for the performance of the Service. It is Client’s sole responsibility to provide clear and comprehensive information to Customers in respect of the Supplier’s use of cookies in its provision of the Service, in such a manner as is compliant with Data Protection Laws.

7.14	The Client acknowledges that the Supplier will not be liable for any claim brought by a Customer or the Client arising from any act or omission of the Supplier, to the extent that such act or omission resulted directly from the Client’s instructions.

7.15	Any failure of either Party to fulfil its obligations under clauses 7.1 through 7.9, and 7.12 through 7.14 shall not be considered a breach of this Agreement for the purposes of any such breach giving rise to a right of termination or a claim for Losses except to the extent that any such failure results in either Party being in violation of Data Protection Laws.

8.	INTELLECTUAL PROPERTY RIGHTS

8.1	The Client acknowledges and agrees that its only right to use the Service is as set out in clause 3 and that all IPR in or relating to the Service are and will remain the exclusive property of the Supplier or, in the case of third party software, the relevant proprietor.

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

8.2	If pre-approved in writing by the Client in each instance, the Client grants to the Supplier a royalty free, non-exclusive, non-transferable, non-sublicenseable, non-worldwide limited right to use, for the Term, the Client’s name and trade mark for the Supplier’s promotional purposes and as otherwise reasonably required in order to provide the Service. For the avoidance of doubt, the Client has pre-approved all such IP anticipated by this clause 8.2 where such is required for the Supplier to provide the Service.

8.3	Nothing in the relationship between the Parties shall constitute or shall be deemed to constitute an assignment or transfer of any IPR from one Party to the other.

8.4	Each Party warrants that it has the right to grant the use of the Intellectual Property Rights expressed to be granted by it under this Agreement.

8.5	If the Client’s use of the Service is held by a Competent Authority to constitute an infringement of a Third Party’s IPR, the Supplier shall, in its discretion, promptly and without prejudice to any of the Client’s rights or remedies:

8.5.1	procure for the Client the right to continue using the Service (or the relevant part thereof) at its own expense;

8.5.2	modify or replace the Service (or relevant part thereof) at its own expense; or

8.5.3	terminate this Agreement with immediate effect on written notice to the Client.

8.6	The Supplier shall have no obligation under clause 9.6 below, to the extent that the relevant Third Party Claim is based upon or arises out of the Client’s use of the Service otherwise than in accordance with the terms and conditions of this Agreement or as otherwise approved by Supplier.

8.7	In any of the circumstances described in this clause 8 the Client shall be solely responsible for managing communications with Customers and disclosure of information in relation to the infringement and Supplier shall provide all appropriate information and disclosures in order for Client to meets its notification obligations hereunder. The Client shall not identify the Supplier in any such communication or disclosure.

8.8	If the Supplier’s use of the IPRs licensed to it by the Client under this Agreement is held by a Competent Authority to constitute an infringement or, in the reasonable opinion of the Supplier is likely to be held to constitute an infringement, of a Third Party’s IPRs, the Supplier may remove such IPRs from the Service until such time as the Client is able to demonstrate to the Supplier’s satisfaction that it is compliant with its warranty under clause 8.4

8.9	The remedies in clauses 9.6, 8.5and 8.8 shall be each Party’s sole remedy in respect of a Third Party Claim for infringement of IPR, provided always that this will be without prejudice to each Party’s rights in the event the remedy is not provided. The Supplier warrants and represents to the Client that it owns all rights (including all IPRs) in the odds created from the process of setting the odds, based on probability (known as odds compiling), and the Client accordingly acknowledges and accepts such intellectual property ownership. In the event that the Supplier wishes to enforce its Intellectual Property Rights in the odds against any Third Party, the Client agrees to provide all reasonable assistance (at the Supplier’s expense) with such enforcement.

9.	LIABILITY

9.1	Nothing in this Agreement shall limit either Party’s liability for: (i) death or personal injury resulting from its negligence, or that of its agents or sub-contractors (as applicable); (ii) fraud or fraudulent misrepresentation by it or its agents or sub-contractors (as applicable); (iii) in respect of the Client only, its obligation to pay the Fees; or (iv) any other liability to the extent that it cannot be excluded or limited by Applicable Law.

11

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

9.2	Except as expressly stated in this Agreement, all warranties, conditions and other terms whether express or implied by statute, common law or otherwise are hereby excluded to the extent permitted by Applicable Law.

9.3	[***]

9.4	Subject to clause 9.1, and 9.3 neither Party and its respective subsidiaries and affiliates and their respective OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND STOCKHOLDERS shall be liable to the other Party for:

9.4.1	any loss suffered by the Client to the extent caused by an Excusable Cause;

9.4.2	any loss caused by a Force Majeure Event;

9.4.3	any loss of profits turnover, data, business opportunities, anticipated savings, loss of goodwill, loss of business or loss of reputation (in each case whether direct or indirect); or

9.4.4	any indirect, special or consequential losses or damage, suffered or incurred by the other Party or any other person arising out of or in connection with this Agreement and even if foreseeable or if the other Party has been advised of their possibility.

9.5	The Client shall indemnify the Supplier for all Losses arising out of or in connection with any breach by the Client of clause 10 and the Client shall indemnify and hold harmless the Supplier and its Affiliates, directors, officers, employees and agents from and against all Losses arising out of or in connection with any breach by Client of its representations and warranties given in paragraph 4.7 of the Service Terms.

9.6	Subject to clauses 8.6 and 8.7, each Party and its respective subsidiaries and affiliates and their respective OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND STOCKHOLDERS (“Breaching Party”) shall indemnify and hold harmless the other Party and its respective subsidiaries and affiliates and their respective OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND STOCKHOLDERS (“Indemnified Party”) on demand against all claims, actions, proceedings, and all losses, damages, fines, judgments, demands, fees, costs, expenses and liabilities of any nature (including reasonable outside legal fees and disbursements) arising out of or in connection with any Third Party Claim that the use of the IPR licensed to it under this Agreement (or, in the case of the Client, receipt of the Service) infringes the IPR of any Third Party subject to the following conditions:

9.6.1	the Indemnified Party shall promptly notify the Breaching Party in writing of any allegations of infringement of which it is aware and shall not make any admissions without the Breaching Party’s prior written consent;

9.6.2	the Indemnified Party, at the Breaching Party’s request and expense, shall allow the Breaching Party to conduct and/or settle all negotiations and litigation resulting from any such claim subject to the Breaching Party taking over such conduct within fifteen (15) Business Days after being notified of the claim;

9.6.3	the Indemnified Party shall, at the request of Breaching Party, give all reasonable assistance with such negotiations or litigation at the Breaching Party’s expense; and

9.6.4	the Indemnified Party shall take all reasonable steps so as to reduce or mitigate the loss covered by the indemnity.

12

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

9.7	[***]

9.8	[***]

9.9	Nothing in this clause or Agreement shall restrict or limit a Party’s general obligation at law to mitigate a loss it may suffer or incur as a result of an event that may give rise to a claim from the other Party.

9.10	The Client acknowledges that the liquidated damages set out in the SLA are a genuine pre-estimate of the loss likely to be suffered by the Client and shall be the Client’s sole and exclusive remedy for the Supplier’s failure to meet the Service Availability requirements set out in the SLA.

9.11	The Supplier:

9.11.1	does not give any warranties, undertakings or representations in respect of any Third Party Services; and

9.11.2	shall not have any liability (in contract, tort (including negligence) or otherwise) in relation to Third Party Services,

except that, to the extent the Supplier obtains from the relevant Third Party Provider warranties and/or representations in respect of such Third Party Services, then the Supplier shall pass on the benefit of those warranties and representations to the Client, subject always to the Supplier’s liability in respect of breach of such warranties and/or representations being limited to an amount received in respect of such breach by Supplier from such Third Party Provider, after such amount has been equitably pro-rated amongst the Client and the Supplier’s other customers.

10.	RESTRICTED TERRITORIES

Notwithstanding any other provision in this Agreement, the Client shall not:

10.1	make the Service available to, or accept as Customers, any person residing in the Restricted Territories;

10.2	process any transactions from persons residing in the Restricted Territories;

10.3	accept any payment instruments from Customers registered in the Restricted Territories; and/or

10.4	market or promote the Client’s Gaming Platform to potential Customers in the Restricted Territories.

11.	TERMINATION

11.1	Without prejudice to the termination rights elsewhere in this Agreement and subject to clause 11.2, the Client may terminate this Agreement by giving not less than 60 days’ written notice to the Supplier at any time during the Term.

11.2	In the event of the Client exercising its right of termination under clause 11.1, the Client shall be liable to pay the Supplier for the cost of any and all Third Party Services and any other fixed costs (including but not limited to data costs, cost of hardware and data centre costs) which are incurred solely in relation to the Client’s use of such service/s and/or equipment. The Client is obliged to reimburse the Supplier for all such costs that are incurred after the Termination Date where these costs would have been incurred if the provision of the Service had continued. The Supplier shall be entitled to invoice the Client for all sums due from the Termination Date and the Client shall pay that invoice in accordance with clause 6.3. [***]

13

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

11.3	Without prejudice to the termination rights elsewhere in this Agreement and subject to clause 11.4, the Supplier may terminate this Agreement by giving not less than 180 days’ written notice to the Client at any time during the Term.

11.4	In the event of the Supplier exercising its right of termination under clause 11.3, the Parties agree that on the request of the Client (so long as that request is made by 60 days prior to the expiry of the written notice given under clause 11.3), the Supplier shall continue to provide the Service up to an additional 180 days beyond the expiry of the 180 days’ notice period under Clause 11.3, provided, however, that each month beyond the initial 180 day notice period, [***].

11.5	In addition to any other termination rights set forth in this Agreement, this Agreement may be terminated by either Party at any time by written notice to the other Party where:

11.5.1	the other Party commits a material breach of this Agreement, which is either irremediable or, where capable of remedy, but fails to remedy that breach within thirty (30) of a written notice being given to remedy such failure (and non-payment of any undisputed invoice by the due date shall be considered a material breach);

11.5.2	the other Party is subject to an Insolvency Event;

11.5.3	the other Party is prevented from performance of its obligations for a continuous period in excess of forty five (45) Business Days due to a Force Majeure Event;

11.5.4	the other Party ceases to have full power to carry on all or a material part of its business activities as a result of a withdrawal of any Gaming Approval that is required for the performance of this Agreement; or

11.5.5	the other Party commits a breach of this Agreement which results in the terminating Party being notified in writing by any Gaming Authority that there is a reasonable likelihood that the terminating Party may lose a Gaming Approval, and the defaulting Party fails to remedy such act or omission within twenty (20) Business Days to the reasonable satisfaction of both the terminating Party and the Gaming Authority from the date of being called upon in writing to do so.

11.6	In the event that the Supplier ceases to hold the appropriate operating licences in a US State (each a “Licencing Issue”), and the Supplier fails to remedy such Licencing Issue within 45 days of prompt notification of the same to the Client, the Client shall have the right (notwithstanding any other provision to the contrary) on 30 days’ notice to terminate the Service in relation to the relevant US State.

11.7	In the event the Supplier is denied any Gaming Approval or has a Gaming Approval revoked in any jurisdiction and any such denial has a material adverse effect on the ability of the Client to obtain a new Gaming Approval or maintain any existing Gaming Approval in any jurisdiction (each a “Impacted Territory”), then the Client may terminate this Agreement immediately upon serving written notice. Any exercise of the right to terminate under this Clause 11.7 must be accompanied by sufficient evidence from the Client to the Supplier reasonably demonstrating that a conduct by the Supplier has materially negatively affected the Client’s ability to: (i) obtain any new Gaming Approval; or (ii) maintain any existing Gaming Approval, in any jurisdiction.

11.8	Without prejudice to any obligations or rights which have accrued to either Party at the Termination Date, upon termination of this Agreement for any reason (and where this Agreement has been terminated in respect of a Territory, the following provisions shall apply to that Territory only (where relevant)):

11.8.1	all rights granted by one Party to the other Party under this Agreement shall cease;

14

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

11.8.2	the Client shall cease all activities authorised under this Agreement immediately save for a period of up to six months in relation to any open bets placed prior to termination;

11.8.3	each Party shall immediately cease using the IPRs and other material owned by the other;

11.8.4	the Client and the Supplier shall promptly (and in any case within thirty (30) Business Days) pay to each other any undisputed sums due under this Agreement;

11.8.5	each Party shall promptly return to the other, any and all of such other Party’s materials to which such other has a proprietary right and that are in its possession and/or in the possession of its Affiliates, agents, service providers or employees; and

11.8.6	each Party shall at its election, on request of the other Party, destroy or return all copies of material provided under this Agreement and then in its possession, custody or control, including all Confidential Information and Customer Data, and, in the case of destruction, certify to the other Party that it has done so; provided the foregoing shall not apply to any archival copies made in the normal course of business or in accordance with a Party’s disaster recovery policies.

11.9	Save as set out in this clause 11, the Parties shall have no further obligations or rights under this Agreement after the Termination Date, save that clauses 4, 7, 8, 9, 11, 12, 13, 14, 15, 17 and 24, paragraphs 4 and 4 of the Service Terms and those clauses the survival of which is necessary for the interpretation or enforcement of this Agreement shall continue to have effect after the end of the Term.

11.10	Upon the expiration of the Initial Term, this Agreement shall automatically renew on a monthly basis until otherwise terminated or expired in accordance with the termination provisions herein.

12.	CONFIDENTIALITY

12.1	Subject to clause 12.2, each Party (the “receiving party”) undertakes that it will not, and will procure that none of its Affiliates will, at any time hereafter use, divulge or communicate to any person (except to its professional representatives or advisers and any employees, agents or subcontractors who need to access such information for the performance of the receiving party’s obligations under this Agreement and provided that such Party shall inform each of them of, and procure their compliance with, this clause 12), the terms of this Agreement or any Confidential Information concerning the other Party or any Affiliate of such other Party (“disclosing party”) which may have or may in the future come to its knowledge.

12.2	The obligation of confidentiality contained in clause 12.1 shall not apply to Confidential Information solely to the extent that such Confidential Information:

12.2.1	at the time of its disclosure by the disclosing party is already in the public domain, or which subsequently enters the public domain, other than by breach of this Agreement by the receiving party;

12.2.2	is at any time after the Commencement Date acquired by the receiving party from a Third Party having the right to disclose the same to the receiving party without breach of obligation owed by that Third Party to the disclosing party;

12.2.3	is required to be disclosed by Applicable Law or order of a Gaming Authority or Competent Authority, provided that any such disclosure is limited to that which is so required and prior to such disclosure the receiving party shall, wherever possible and permitted by Applicable Law, advise the disclosing party of the proposed form of the disclosure and provide the disclosing party the opportunity to object to such disclosure; or

15

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

12.2.4	is independently developed by the receiving party without reference to the Confidential Information of the disclosing party.

12.3	Without prejudice to any other rights or remedies that the disclosing party may have, the receiving party acknowledges and agrees that the disclosing party shall, without proof of special damage, be entitled to an injunction, specific performance or other equitable relief for any threatened or actual breach of the provisions of this clause 12, in addition to any damages or other remedy to which it may be entitled.

13.	AUDIT AND COOPERATION

13.1	Each Party shall (and shall procure that its Affiliates shall), during the Term (and for at least one (1) year after the end of the Term), maintain information, documents, records relating to the provision of the Service pursuant to this Agreement, including in the case of the Client, all books of account kept in accordance with applicable accounting principles in force at the relevant time showing in detail the GGR, NGR, Stakes and Payouts (the “Records”).

13.2	Each Party (the “Audited Party”) shall ensure that any recognised firm of auditors appointed by the other Party (the “Auditing Party”) and approved by the Audited Party (such approval not to be unreasonable withheld) have, upon mutual written agreement (such approval not be unreasonably withheld), during normal business hours, and not more than once in any twelve month period, reasonable access to the Audited Party’s principal place of business to inspect and/or audit the Records (with the right to take reasonable copies (an “Audit”) during the Term and for one (1) year thereafter, provided that:

13.2.1	either Party may carry out additional Audits in any twelve (12) month period where: (i) required by any Gaming Authority or otherwise in order to comply with Applicable Law; or (ii) that Party has reasonable grounds to suspect that the other Party has breached the terms and conditions of this Agreement to a material extent, or has committed fraud, fraudulent misrepresentation or negligent misrepresentation; and

13.2.2	the Auditing Party shall ensure that all information, systems, documents and other materials accessed, inspected, audited or used in relation to any Audit (including any copies of the same) shall be treated as Confidential Information of the Audited Party.

13.3	If any Audit reveals a material breach of these terms and conditions by the Audited Party (or, where the Client is the Audited Party, an underpayment of Fees by the Client), the Audited Party shall reimburse the Auditing Party for the costs of such Audit, provided that the Auditing Party submits to the Audited Party reasonable evidence of such material breach (or underpayment of Fees, where the Client is the Audited Party). In respect of any underpayments by the Client revealed in any Audit conducted by the Supplier, the Client shall make an appropriate correcting payment to the Supplier within thirty (30) days of receipt of an invoice in respect of the same.

13.4	Each Party shall within a reasonable amount of time from the date of written request, provide to the other Party all relevant information and documentation which is required by any Gaming Authority and shall cooperate in good faith with that Party for successful completion of any inquiry or due diligence as may be conducted from time to time.

13.5	An Auditing Party shall be responsible for all reasonable costs howsoever arising in relation to both Parties in connection with such relevant Audit.

14.	COMPLIANCE AND CHANGE OF LAW

16

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

14.1	Each Party shall comply and shall (at its own expense unless expressly agreed otherwise) ensure that in the performance of its duties under this Agreement, its employees, agents and representatives will comply with all Applicable Law.

14.2	The Client shall comply with and acknowledges and accepts that it is entirely responsible to ensure compliance with all related money laundering and client identification requirements of any Applicable Law and that it understands the key importance of responsible gaming.

14.3	The Client agrees to comply with applicable responsible gaming standards and applicable codes of conduct as required by applicable law and regulation. The Client will ensure that appropriate monitoring, reporting and audit processes are in place, including without limitation a detailed KYC and anti-money laundering policy. Both Parties agree to cooperate in good faith with any inquiry that may be undertaken by any Gaming Authority in relation to certain bets and/or exchange relevant information between them.

14.4	On a Party becoming aware of any facts (the “Notifying Party”) that could give rise to a claim or an investigation by a Gaming Authority that the operation of the Client’s Gaming Platform or a particular product or the provision of the Service is contrary to Applicable Law (“Regulatory Claim”), such Party shall promptly notify the other Party (“Other Party”) in writing of the Regulatory Claim or potential Regulatory Claim together with all relevant facts. Upon receipt of such notice, the Parties shall convene an urgent meeting to determine how to mitigate any losses which may arise from such Regulatory Claim and how to approach and make representations to such Gaming Authority. Neither party shall make any admissions or any settlement in respect of any Regulatory Claim or potential Regulatory Claim without prior discussion with the other Party. Pending such discussions, but subject always to applicable law or regulations, Supplier shall continue to abide by its respective obligations under this Agreement.

14.5	Each Party shall be responsible for obtaining the necessary Gaming Approvals to carry out its respective obligations under this Agreement and to operate in the Territories.

14.6	The Client warrants and represents to the Supplier that:

14.6.1	it, and each of its Affiliates, shall maintain throughout the Term all Gaming Approvals and all other permissions, licences and consents necessary to: (i) use and offer the Service in the Territories and (ii) perform any marketing and promotional activities it carries out in such Territories; and

14.6.2	it shall promptly notify the Supplier in the event of any changes to any Gaming Approval (including any Gaming Approval held by any of its Affiliates);

14.7	The Supplier warrants and represents to the Client that:

14.7.1	it, has obtained and shall maintain throughout the Term, a Gaming Approval with the relevant Gaming Approval necessary to provide the Service in the Territories;

14.7.2	it and each of its Affiliates shall be lawfully entitled to conduct its business in accordance with Applicable Law; and

14.7.3	it shall promptly notify the Client in the event of any changes to any Gaming Approval (including revocation or suspension of any Gaming Approval);

14.8	If either Party becomes aware of any Change of Law which may impact the legality of the Supplier providing the Service to the Client or the Client making available the Service to Customers through the Client’s Gaming Platform:

17

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

14.8.1	such Party shall, within five (5) Business Days of becoming aware of that Change of Law, provide written confirmation and reasonable evidence of the Change of Law to the other Party and the known or anticipated impact of the Change of Law; and

14.8.2	the Parties shall discuss in good faith how best to proceed in respect of Customers resident in each affected Territory, including either Party obtaining any required Gaming Approval or preventing Customers in each affected Territory from accessing the Service through the Client’s Gaming Platform.

14.9	No Party shall be responsible for its failure to perform any obligation under this Agreement to the extent that it arises out of a Change of Law, provided that such Party:

14.9.1	takes all reasonable steps to overcome and mitigate the effects of the Change of Law as soon as reasonably practicable after becoming aware that such a Change of Law is to be made; and

14.9.2	complies with clause 14.8.

15.	SUSPENSION

15.1	The Supplier may, in its reasonable discretion, and providing appropriate notice where reasonably practicable, elect to suspend the Service (or part of the Service in any Territory) in the following events:

15.1.1	upon the receipt by the Supplier of an opinion from independent counsel licensed to practise law in the territory which is impacted which provides that in the opinion of such counsel, the Client is in breach of clause 14.1 or 14.6.1 or the Client’s use of the Service (or parts thereof) may be considered illegal, unlawful or entail any type of civil or criminal liability to the Supplier. If the Client disputes the grounds for such suspension, either Party may submit the issue to binding arbitration in accordance with this Agreement and the suspension shall continue until the issue is resolved by the arbitrator; or

15.1.2	if either Party receives a lawful order or notice by a Gaming Authority to cease and desist the total or partial execution, delivery and/or receipt of the Service or indication from a Gaming Authority that the Client may be totally or partially in contravention of Applicable Law. The suspension mentioned in this clause shall continue until either any relevant investigation has finalised or a Gaming Authority, having given notice as indicated herein, has revoked such order or notice.

15.2	In the events of suspension mentioned in clause 15.1, all obligations of the Parties under this Agreement for the relevant territory to which the suspension pertains shall also be suspended without liability for either Party and both Parties agree to cooperate in good faith with each other as necessary to effect the suspension. Upon receipt of such notice, the Parties shall convene an urgent meeting to determine how to mitigate any losses which may arise from such issues and how to continue the Services in the event suspension is not required.

16.	SUCCESSION, ASSIGNMENT AND SUBCONTRACTING

16.1	This Agreement will be binding upon the Parties hereto and will inure to the benefit of each Party’s successors and permitted assigns.

16.2	Unless agreed otherwise in writing, neither Party shall assign any of its rights or obligations under this Agreement, without the prior written consent of the other Party (such consent not to be unreasonably withheld). The Supplier may subcontract the provision of the Service to its Affiliates.

17.	NON-SOLICITATION

18

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

Except as provided under the Agreement or otherwise than as a result of normal recruiting procedures which are not targeted at any particular person, neither Party shall, and shall ensure that its Affiliates do not without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), solicit or offer employment to, or accept services from, an employee of the other Party during Term and where this Agreement is terminated during the Initial Term this obligation of non-solicitation shall extend for a further period of six (6) calendar months from the Termination Date.

18.	FORCE MAJEURE

A Party shall not be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or non-performance, of any of its obligations hereunder (save for obligations relating to payment of any sums due) to the extent that such delay or non-performance is due to a Force Majeure Event and the time for performance of that obligation shall be extended by a reasonable time.

19.	WAIVER

A delay in exercising or failure to exercise a right or remedy under or in connection with this Agreement will not constitute a waiver of, or prevent or restrict future exercise of, that or any other right or remedy, nor will the single or partial exercise of a right or remedy prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right, remedy, breach or default will only be valid if it is in writing in the circumstances and for the purpose for which it was given and will not constitute a waiver of any other right, remedy, breach or default

20.	ENTIRE AGREEMENT AND SEVERABILITY

20.1	This Agreement constitutes the entire agreement between the parties and supersedes any prior agreement or arrangement in respect of its subject matter (save where such agreement is set out in the Side Letter) and:

20.2	the Client has not entered into this Agreement in reliance upon, and it will have no remedy in respect of, any misrepresentation, representation or statement (whether made by the Supplier or any other person and whether made to Client or any other person) which is not expressly set out in this Agreement;

20.3	the only remedies available for any misrepresentation or breach of any representation or statement which was made prior to entry into this Agreement and which is expressly set out in this Agreement will be for breach of contract; and

20.4	nothing in this clause 20.1 will be interpreted or construed as limiting or excluding the liability of any person for fraud or fraudulent misrepresentation.

20.5	If any term of this Agreement is found by any court or body or authority of competent jurisdiction to be illegal, unlawful, void or unenforceable, such term will be deemed to be severed from this Agreement and this will not affect the remainder of this Agreement which will continue in full force and effect.

21.	VARIATION

No variation of this Agreement will be valid or effective unless made in writing, referring to this Agreement and duly signed by, or on behalf of, each Party.

22.	NOTICE

22.1	Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a “Notice”) must be in the English language, legible and in writing and be signed by, or on behalf of, the Party giving it.

19

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

22.2	A Notice must be served by one of the following methods (and all references to time are to the local time at the place of deemed receipt):

22.2.1	by hand to the relevant address and shall be deemed to have been served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time; or

22.2.2	by prepaid first-class post to the relevant address and shall be deemed to have been served at the start of the second Business Day after the date of posting; or

22.2.3	by prepaid international signed for airmail to the relevant address set out below and shall be deemed to have been served at the start of the fourth Business Day after the date of posting; or

22.2.4	by sending a PDF version of the Notice to the email address set out below and shall be deemed served at noon on the Business Day after the email was sent, provided that in proving service, it shall be sufficient to produce a computer printout indicating that the message was sent to the recipient’s email address and that a copy of the Notice is also despatched to the recipient using one of the methods described above no later than the end of the next Business Day.

22.3	This clause does not apply to a notice given in legal proceedings, arbitration or other dispute resolution proceedings.

22.4	Addresses for service:

Client	Supplier
Name: Jason Robins, CEO	Name: Kristian Friberg
Address: 125 Summer Street, 5th Floor, Boston, MA 02110 USA	Address: Third Floor, One Queen Caroline Street, London, W6 9HQ
Email: [***]	Email: [***]

23.	DISPUTE RESOLUTION

23.1	The Parties shall attempt in good faith to negotiate a settlement to any dispute between them arising out of or in connection with this Agreement (the “Dispute”) within fifteen (15) Business Days of either Party notifying the other of the Dispute and such efforts shall involve the escalation of the Dispute to a senior manager or director (or equivalent) of each Party. If the Dispute cannot be resolved by the Parties pursuant to this clause the Parties shall refer it to arbitration pursuant to the procedure set out in clause 23.2 below. The obligations of the Parties under this Agreement shall not cease, or be suspended or delayed by the reference of a Dispute to arbitration and each Party, its subcontractors and their officers, employees and agents shall comply fully with the requirements of this Agreement at all times subject to the terms of the Agreement.

23.2	Following escalation in accordance with clause 23.1, any unresolved Dispute shall be referred to and finally resolved by arbitration under the London Court of International Arbitration Rules (the “Rules”), which Rules are deemed to be incorporated by reference into this clause. The seat or legal place of arbitration shall be London, England and the language to be used in the arbitration shall be English, and the arbitration shall be conducted in complete confidence.

20

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

23.3	The Parties agree for the purpose of the enforcement of any arbitral award issued hereunder to submit to the jurisdiction of any court in any jurisdiction in which such Party has assets, and for such purpose waive any defence of absence of jurisdiction in any such court for such purpose.

23.4	Nothing in this clause 23 shall prevent the Parties from seeking from any Competent Authority an interim order restraining the other Party from doing any act or compelling the other Party to do any act.

24.	GENERAL

24.1	This Agreement may be executed in any number of counterparts, each of which will constitute an original, but which will together constitute one agreement.

24.2	No announcement, communication or other public disclosure concerning this Agreement or any of the matters contained in it shall be made by, or on behalf of, a Party without the prior written consent of the other Party. The Parties shall make an agreed joint press release as required by public reporting requirements (hereinafter, a “Required Announcement”) promptly upon signing of this Agreement. The Required Announcement shall contain the Parties, the Term, and the minimum amount of information (including financial information) required by applicable law. Any additional information or commentary contained in any Required Announcement must be agreed upon between the Parties.

24.3	Nothing in this Agreement and no action taken by the Parties in connection with it will create a partnership or joint venture between the Parties or give either Party authority to act as the agent of or in the name of or on behalf of the other Party or to bind the other Party or to hold itself out as being entitled to do so.

24.4	Subject to the terms of the Sider Letter, each Party will bear its own costs and expenses incurred in connection with or arising out of the negotiation, preparation and execution of this Agreement (including without limitation the negotiation, preparation and execution of the Term Sheet).

24.5	This Agreement and any non-contractual obligations arising out of or in connection with it will be governed by the law of England and Wales.

This Agreement has been duly signed on the date written at the beginning of this Agreement.

21

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

Signed by Henry Dimech
a duly authorised signatory for and on behalf of
SPORTS INFORMATION SERVICES LIMITED:

/s/ Henry Dimech

Signature

6/19/2018

Date

Signed by Paul Liberman
a duly authorised signatory for and on behalf of
CROWN GAMING INC:

/s/ Paul Liberman

Signature

6/19/2018

Date

) ) ) ) ) )

22